Exhibit 10.1

RETIREMENT AND SEPARATION AGREEMENT
This Retirement and Separation Agreement (this “Agreement”), entered into as of November 9, 2016, confirms the following understandings and agreements between Blue Buffalo Pet Products, Inc. (collectively with its subsidiaries, the “Company”) and Kurt Schmidt (hereinafter referred to as “you” or “your”).
WHEREAS, you currently serve as the Chief Executive Officer and as a member of the Board of Directors of the Company (the “Board”);
WHEREAS, consistent with the succession planning discussions with the Board, you have voluntarily determined that it is in your best interest to resign from your position as the Chief Executive Officer and as a member of the Board;
WHEREAS, in recognition of your past services and contributions to the Company, the Company desires to provide you with certain payments and benefits;
WHEREAS, in order to ensure a smooth transition to your successor following your resignation, the parties hereto have expressed their desire for you to provide consulting services to the Company and its affiliates (including, without limitation, assistance in such transition) for a certain period following such resignation; and
WHEREAS, the parties hereto desire to set forth in writing the terms and conditions governing such resignation, payments and benefits, and consulting services.
NOW, THEREFORE, in consideration of the promises set forth herein, you and the Company agree as follows:
1.Continued Employment; Separation.
(a)Employment Period. During the period commencing on the date hereof and ending on December 31, 2016 (the “Employment Period”), you shall remain an employee of the Company and continue to serve as the Chief Executive Officer of the Company and as a member of the Board. During the Employment Period, you will continue to be paid the same base salary as in effect immediately prior to your execution of this Agreement, and you shall continue to be entitled to participate in all employee benefit plans in which you are currently participating (to the extent such benefits continue to be offered to similarly situated Company employees), in accordance with the terms of such plans, as they may be in effect from time to time. Notwithstanding anything herein, your employment with the Company shall remain “at-will,” meaning that both you and the Company have the right to terminate your employment with the Company at any time, for any reason, with or without notice, subject to the terms of this Agreement; provided, however, that if the Company hereafter terminates your employment other than due to (x) circumstances described in clauses (ii) or (iii) of the “Cause” definition under your 2012 Stock Purchase and Option Plan of Blue Buffalo Pet Products, Inc. Incentive Stock Option Agreement, dated December 18, 2012 (the “2012 Option Award Agreement”) or (y) your material breach of paragraph 5 hereof (such termination pursuant to clauses (x) or (y), a “Cause Termination”), prior to the expiration of the Employment Period, (i) the Company shall pay you an amount equivalent to the base salary that you would have earned through the remainder of the Employment Period, and (ii) you will continue to be eligible to receive the separation benefits contemplated by paragraph 2 below and be appointed as a consultant as provided by paragraph 3 below.
(b) Separation Date. Unless terminated earlier pursuant to paragraph 1(a) above, your employment with the Company and its subsidiaries will terminate effective as of 11:59 pm ET on the last day of the Employment Period (the last day of the Employment Period, or such earlier date, hereinafter referred to as the “Separation Date”), and in connection therewith, you will take any and all actions reasonably required to effectuate your resignation from any and all positions you held as an employee, officer or director of the Company or of its subsidiaries, including from your position as Chief Executive Officer and as a member of the Board, effective as of the Separation Date.
2.Separation Benefits.
(a)Accrued Obligations. Except as otherwise provided below with respect to your equity and cash incentive awards, the Separation Date shall be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company. In connection with your separation from employment with the Company, you will receive (i) any accrued but unpaid base salary through the Separation Date, to be paid on the next regularly scheduled payroll date immediately following the Separation Date, (ii) reimbursement for any properly submitted, but unreimbursed, business expenses incurred on or prior to the Separation Date and in accordance with the Company’s expense policy (to be eligible for such reimbursement, you must submit any such expenses within forty-five (45) days of the Separation Date), and (iii) payment for any accrued but unused vacation time in accordance with the Company’s vacation policy. In addition, you will be entitled to receive vested benefits provided under any employee benefit plans maintained by the Company and in which you participate (excluding any employee benefit plan providing severance or similar benefits), in each case, in accordance with the terms of such plan and applicable law.
(b)Additional Separation Benefits. In consideration of your execution, delivery, and non-revocation of the Release of Claims (the “Release”) attached as Exhibit A hereto on or following the Separation Date but in no event later than January 21, 2017 (the “Release Requirement”), provided the Separation Date occurs on the last day of the Employment Period or otherwise as a result of the Company’s termination of your employment other than for a Cause Termination (the “Good Standing Requirement”), the Company will provide you with the following separation benefits:
i.Immediately following the Separation Date, the (x) options to purchase shares of Company common stock (“Shares”) granted on April 1, 2016 pursuant to your Option Grant Notice and Option Agreement under the Blue Buffalo Pet Products, Inc. 2015 Omnibus Incentive Plan (the “2015 Plan”) (the “2016 Option Award”) and (y) Company restricted stock units granted on April 1, 2016 pursuant to your Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement under the 2015 Plan (the “2016 RSU Award”) will be canceled in exchange for a lump-sum cash payment to you in an aggregate amount equal to the aggregate amount the Company has accrued on its balance sheet for the 2016 Option Award and the 2016 RSU Award as of the Separation Date. The payment described in this paragraph 2(b)(i) shall be made to you in cash during 2017 as soon as practicable following the Release Effective Date (as defined in the Release), but in any event no later than January 31, 2017.
ii.You will receive payment in respect of a pro-rata portion of your long-term cash incentive award granted on January 1, 2015, based on the amount that the Company has accrued on its balance sheet in respect of such award through the Separation Date, in full satisfaction of your rights with respect to such award. The payment described in this paragraph 2(b)(ii) shall be made to you in cash during 2017 as soon as practicable following the Release Effective Date, but in any event no later than January 31, 2017.
iii.You will be entitled to receive your annual cash incentive award for fiscal year 2016 based on actual performance for fiscal year 2016 as determined by the compensation committee of the Board. The payment described in this paragraph 2(b)(iii) shall be made to you in cash during 2017 as soon as practicable following the Release Effective Date (or, if later, at the same time as such awards are paid to other similarly situated executives of the Company) , but in any event no later than March 15, 2017.
iv.(x) reimbursement for health insurance coverage premiums under an insurance policy in which you and your dependents participate following the Separation Date; provided, that the amount of reimbursement payable under this clause (x) shall in no event be greater than the amount of reimbursement that would have been payable under the following clause (y) had you elected health insurance continuation coverage under COBRA (as defined below), or (y) if you timely elect health insurance continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursement of COBRA premiums following the Separation Date (so long as applicable law and regulations permit such Company payment without imposition of a tax or penalty on the Company or other plan participants or otherwise adversely affecting the Company, the applicable plan, or other participants in such plan), in each case of (x) and (y), until the earlier of (1) the 18-month anniversary of the Separation Date or (2) the date on which you become eligible to obtain healthcare coverage from a new employer, upon which earlier date the Company’s obligation to reimburse the applicable premiums hereunder shall cease. You understand and acknowledge that you are obligated to inform the Company (or its successor) if you become eligible to obtain healthcare coverage from a new employer during any period when the Company’s reimbursement obligations hereunder apply.
v.You will receive reimbursement for reasonable costs and expenses associated with your relocation from your Stamford residence including, but not limited to, the early termination of your lease, which are approved by the Company and properly submitted in accordance with the Company’s expense policy.
vi.You will receive reimbursement for reasonable legal fees incurred in connection with legal review and negotiation of this Agreement, up to a maximum of $15,000.
(c)Full Discharge. You acknowledge and agree that the payment(s) and other benefits provided pursuant to this paragraph 2 are being made in full discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to employee benefits or otherwise, including, but not limited to, any and all obligations arising under the offer letter (the “Offer Letter”) by and between the Company and you, dated October 1, 2012, and any other alleged written or oral employment agreement, policy, plan, or procedure of the Company and/or any alleged understanding or arrangement between you and the Company (other than: (a) claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of the Company (excluding any employee benefit plan providing severance or similar benefits), subject to the terms and conditions of such plan(s); (b) those arising under the 2012 Option Award Agreement, as modified by this Agreement; (c) rights to indemnification and D&O coverage by virtue of your service as an officer, director, employee or agent whether by agreement, common law, or statute or pursuant to the Company’s Certificate of Incorporation, as amended to date, or the Company’s Amended and Restated Bylaws, as amended to date, (d) claims arising under the Amended and Restated Investor Rights Agreement dated as of January 21, 2015, and (e) those available to you as the holder of capital stock of the Company or any options to acquire capital stock of the Company).

(d)Withholding. You acknowledge that the Company may withhold from any payments made under this Agreement all applicable taxes, including, but not limited to, income, employment, and social insurance taxes, as may be required by law.
3.Appointment as Senior Advisor.
(a)Appointment. Subject to your satisfaction of both the Release Requirement and the Good Standing Requirement, the Company shall engage you as a consultant to the Company, effective as of the Separation Date and extending through December 31, 2017 (the “Consulting Services Period”), subject to earlier termination of the Consulting Services Period by you upon five (5) days’ prior written notice, or by the Company for a Cause Termination. During the Consulting Services Period, you agree to provide the Company and its affiliates with consulting services as Senior Advisor on an as-needed basis, performing such duties as are assigned to you by the Company’s Chief Executive Officer and/or the Board, which shall include, without limitation, assistance in the transition of your current duties and responsibilities to the Company’s Chief Executive Officer, subject to paragraph 12.
(b)Consulting Fees. In consideration of your consulting services, during the Consulting Services Period, the Company will pay you a monthly consulting fee at a rate of $1,000 per month, payable in arrears. The Company will also reimburse you for reasonable out-of-pocket expenses incurred by you in performing the consulting services contemplated hereunder in accordance with the applicable expense reimbursement policies of the Company as in effect from time to time.
(c)2012 Option Award. For purposes of the options granted to you pursuant to the 2012 Option Award Agreement (the “2012 Option Award”), your service as a Senior Advisor during the Consulting Services Period shall constitute “employment” with the Company, such that the 2012 Option Award shall continue to vest during the Consulting Services Period and the post-termination of employment exercise period will commence upon termination of the Consulting Services Period; provided, that you will be provided the additional exercise period set forth in Section 3.3 of the 2012 Option Award Agreement as if the termination of the Consulting Services Period constituted a termination of employment due to Retirement (as defined therein). Further, in the event of a Change of Control (as defined in the Amended and Restated 2012 Stock Purchase and Option Plan of Blue Buffalo Pet Products, Inc.) prior to the termination of the Consulting Services Period, you shall fully vest in the 2012 Option Award, as provided under the Offer Letter.
(d)Taxes. As an independent contractor, you will be solely responsible for payment of all applicable taxes payable in respect of amounts payable to you under paragraph 3(b), and the Company will not withhold for taxes from any such amounts. In addition, you understand and agree that you are not eligible by virtue of your engagement as a consultant hereunder to participate in any of the employee benefit plans or programs of the Company. In the event that this consulting arrangement is reclassified as employment by any governmental agency or court, you further agree that you will not seek to participate in or benefit from any of the employee benefit plans or programs of the Company as a result of such reclassification.
4.No Suit. You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge, or lawsuit regarding any of the claims released herein against any of the Company Parties (as defined in Exhibit A). If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge, or lawsuit, you agree that you shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including, without limitation, the attorneys’ fees of any of the Company Parties against whom you have filed such a complaint, charge, or lawsuit.
5.Affirmative Covenants.
(a)Restrictive Covenants. The parties agree that the terms of the Confidentiality and Non-Competition Agreement, dated December 18, 2012, by and among Blue Buffalo Company, Ltd., the Company, and you are incorporated as if fully set out herein; provided, that the date of termination of the Consulting Services Period shall constitute the date of termination of your employment for purposes thereof.
(b)Non-Disparagement. You shall refrain at all times after the Separation Date from making any oral or written statements to third parties about the Company or any of its affiliates, or any of such entities’ officers, employees, agents, or representatives that are disparaging, slanderous, libelous, or defamatory. The Company shall direct its officers and directors to refrain and the Company shall refrain in its official capacity at all times after the Separation Date from making any oral or written statements to third parties about you that are disparaging, slanderous, libelous, or defamatory. The obligations under this paragraph 5(b) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.
(c)Permitted Disclosure. Nothing in this Agreement or in the Release shall prohibit or impede you from communicating, cooperating, or filing a complaint with any U.S. federal, state, or local governmental or law enforcement branch, agency, or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state, or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. You do not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. You hereby confirm that you understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will you be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company without prior written consent of the Company’s General Counsel or other officer designated by the Company.
(d)Breach. Without limiting any other remedy available to the Company, in the event you materially breach any of the provisions of this paragraph 5, and do not take all reasonable measures requested by the Company to cure or address such breach, if capable of being cured or addressed, within five (5) days following the date of the Company’s request, the Company’s obligations to provide you any separation benefits or other compensation or fees under this Agreement shall cease.
6.Cooperation.
(a)General. You agree that you will provide reasonable cooperation to the Company and its counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge. In consideration for your compliance with this paragraph 6(a), the Company agrees to reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company (including, if reasonably necessary in connection with your participation in a legal proceeding, reimbursement for counsel fees provided that such counsel is approved by the Company or otherwise provided by the Company). The Company agrees that any requests for cooperation shall take into account and accommodate your employment obligations following the Separation Date.
(b)Subpoenas. You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company, you will give prompt notice of such request to the Company’s General Counsel and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.
7.Return of Property. You agree that you will promptly return to the Company all property belonging to the Company, including, but not limited to, all proprietary and/or confidential information and documents (including any copies thereof) in any form belonging to the Company, and any beeper, keys, card access to the building and office floors, Employee Handbook, phone card, computer user name and password, disks and/or voicemail code; provided, however, that you will be permitted to keep your Company-issued cell phone, iPad and laptop computer after the Company has removed all confidential information from such devices.
8.Successors and Assigns. The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives, and assigns and shall be binding upon the parties, their heirs, executors, administrators, legal personal representatives, successors and assigns.
9.Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.
10.Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or the Company.
11.Entire Agreement. This Agreement and the Release constitutes the entire understanding and agreement of the parties hereto regarding the termination of your employment. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.
12.Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be interpreted in a manner intended to comply with Section 409A of the Code (and any related regulations or other pronouncements). Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A of the Code to the extent provided in the exceptions set forth in Treas. Reg. Section 1.409A-1(b)(4) (“short-term deferrals”) and Treas. Reg. Section 1.409A-1(b)(9) (“separation pay plans”) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6. References under this Agreement to a termination of your employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A of the Code. For the avoidance of doubt, the number of hours that you are required to provide consulting services described in paragraph 3(a) shall be limited to a number of hours that will enable the date of your “separation from service” within the meaning of Section 409A of the Code to be deemed to have occurred as of the Separation Date. Each payment made under this

Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. For the avoidance of doubt, any continued health benefit plan coverage that you are entitled to receive following your termination of employment is expected to be exempt from Section 409A of the Code and, as such, shall not be subject to delay pursuant to this paragraph. To the extent that any reimbursement, fringe benefit, or other similar arrangement provided herein provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount eligible for reimbursement or payment in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid); (iii) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on you as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).
13.Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. IN THE EVENT THAT YOU OR THE COMPANY BREACHES ANY PROVISION OF THIS AGREEMENT, YOU AND THE COMPANY AFFIRM THAT EITHER MAY INSTITUTE AN ACTION TO SPECIFICALLY ENFORCE ANY TERM OF THIS AGREEMENT. EACH PARTY HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE RESOLUTION OF ANY DISPUTE REGARDING OR ARISING OUT OF THIS AGREEMENT. ANY CLAIM SHALL BE HEARD BY A JUDGE OF THAT COURT, WITHOUT A JURY. IF ANY PROVISION OF THIS AGREEMENT IS DECLARED ILLEGAL OR UNENFORCEABLE BY ANY COURT OF COMPETENT JURISDICTION, THE PARTIES AGREE THE COURT SHALL HAVE THE AUTHORITY TO MODIFY, ALTER, OR CHANGE THE PROVISION(S) IN QUESTION TO MAKE THE AGREEMENT LEGAL AND ENFORCEABLE. IF THIS AGREEMENT CANNOT BE MODIFIED TO BE ENFORCEABLE, SUCH PROVISION SHALL IMMEDIATELY BECOME NULL AND VOID, LEAVING THE REMAINDER OF THIS AGREEMENT IN FULL FORCE AND EFFECT.

*    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

BLUE BUFFALO PET PRODUCTS, INC.

/s/ Larry Miller

By:    Larry Miller
Title:    General Counsel

/s/ Kurt Schmidt

Kurt Schmidt

[Signature Page to Retirement and Separation Agreement]

EXHIBIT A
to
Retirement and Separation Agreement

RELEASE OF CLAIMS
As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, equity, or otherwise. Capitalized terms not otherwise defined herein shall have the meaning set forth in my Retirement and Separation Agreement, dated November 9, 2016, and to which this Release is attached as Exhibit A (the “Separation Agreement”).
I intend the release contained herein to be a general release of any and all claims attributable to my employment or services or the termination of my employment or services with the Company or otherwise relating to the Company to the fullest extent permissible by law.
For and in consideration of the foregoing, the payments and benefits described in the Separation Agreement, and other good and valuable consideration, I, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date hereof, do fully and forever release, remise, and discharge the Company and its affiliates, together with their respective current and former officers, directors, members, shareholders, counsel, employees, and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof which I had, may have had, or now have against the Company Parties, for or by reason of any matter, cause, or thing whatsoever, attributable to my employment or services or the termination of my employment or services with the Company or otherwise relating to the Company, whether for (by way of example only) tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law, rule, or regulation, or the common law, dealing with employment, including, but not limited to, discrimination in employment based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees.
I acknowledge and agree that as of the date of the execution of this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims, including any claims under any of the laws listed in the preceding paragraph.
By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.
Notwithstanding the foregoing, nothing in this Release shall be a waiver of: (i) any claim by me to enforce the terms of this Release or the Separation Agreement, including any rights with respect to payment of amounts and provision of benefits under the Separation Agreement, (ii) any claims that cannot

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be waived by law including, without limitation, any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor, or claims under the ADEA that arise after the date of this Release, (iii) my right of indemnification and D&O coverage by virtue of my service as an officer, director, employee or agent whether by agreement, common law, or statute or pursuant to the Company’s Certificate of Incorporation, as amended to date or the Company’s Amended and Restated Bylaws, as amended to date, (iv) any claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of the Company (excluding any employee benefit plan providing severance or similar benefits), subject to the terms and conditions of such plan(s); (iv) any claims arising under the 2012 Option Award Agreement as modified by the Separation Agreement, and (v) any claims arising under the Amended and Restated Investor Rights Agreement dated as of January 21, 2015.
I acknowledge and agree that by virtue of the foregoing, I have waived any relief available (including, without limitation, monetary damages, equitable relief, and reinstatement) under any of the claims and/or causes of action waived in this Release. Therefore I agree not to accept any award or settlement from any source or proceeding (including, but not limited to, any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Release.
I represent and warrant that I have not previously filed any complaint, charge, or lawsuit regarding any of the claims released herein against any of the Company Parties.
I expressly acknowledge and agree that I:

•	Am able to read the language, and understand the meaning and effect, of this Release;

•
Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

•
Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the payments and benefits described in the Separation Agreement, which the Company has agreed to provide because of my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release;

•	Acknowledge that but for my execution of this Release, I would not be entitled to the payments and benefits described in paragraphs 2(b) or 3 of the Separation Agreement;

•	Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

•
Had or could have until twenty-one (21) days following my receipt of this Release (the “Review Period”) in which to review and consider this Release, and that if I execute this Release prior to the expiration of the Review Period, I have voluntarily and knowingly waived the remainder of the Review Period;

•	Was advised to consult with my attorney regarding the terms and effect of this Release; and

•	Have signed this Release knowingly and voluntarily.
Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of

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its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its General Counsel. To be effective, such revocation must be received by the Company on or prior to the seventh (7th) calendar day following the execution of this Release. Provided that the Release of Claims is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date (the “Release Effective Date”). I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and the Company will be released of any obligations under the Separation Agreement.
The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, assigns, and successors. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.
THIS RELEASE SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. I HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE RESOLUTION OF ANY DISPUTE REGARDING OR ARISING OUT OF THIS RELEASE. ANY CLAIM SHALL BE HEARD BY A JUDGE OF THAT COURT, WITHOUT A JURY. IF THIS RELEASE IS DECLARED ILLEGAL OR UNENFORCEABLE BY ANY COURT OF COMPETENT JURISDICTION, I AGREE TO EXECUTE A BINDING REPLACEMENT RELEASE OR, IF REQUESTED BY THE COMPANY, TO RETURN THE MONIES PAID PURSUANT TO THE SEPARATION AGREEMENT OR TO APPLY THE AMOUNTS RECEIVED UNDER THE SEPARATION AGREEMENT AS A SET-OFF TO ANY CLAIM OR RELIEF.

________________________________
Kurt Schmidt
Dated: